Exhibit 10.01
2019 Executive Officer Incentive Bonus Plan

Date:	April 5, 2019
To:	Executive Officers
From:	Compensation Committee, Board of Directors
Regarding:	Incentive Bonus Pay for 2019

This document outlines the incentive bonus plan for executive officers of Green Dot Corporation (“Green Dot”) for 2019 (the “Plan”). For purposes of the Plan, “executive officer” means an executive officer of Green Dot who has been designated by the Committee (as defined below) as a participant in the Plan (“Participant”).

The Compensation Committee (the “Committee”) of Green Dot’s Board of Directors (the “Board”) will administer the Plan. Subject to the general purposes, terms and conditions of the Plan, the Committee shall have authority to implement and carry out the Plan, including authority to construe and interpret the Plan. All questions of interpretation or construction of the Plan shall be determined by the Committee. The Committee reserves the right at any time during the year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Committee.

In order to be eligible to participate in the Plan and earn a bonus, a Participant must be (i) an employee 90 days before the close of the Bonus Period (as defined below) and (ii) employed at the time of payment.

Executive Officer Incentive Bonus Plan

Bonuses will be paid on an annual basis based upon Green Dot’s achievement of (i) the Earnings Milestone (as defined below) and (ii) Annual Revenue threshold, as set forth herein, all of which are measured as of the end of the Bonus Period. Bonuses will be paid soon after the Audit Committee of the Board has approved Green Dot’s final 2019 financial statements, which should be during the first quarter of 2020. Subject to achievement of the Earnings Milestone, the following formula will be used to determine each executive officer’s annual bonus payout (the “Bonus Formula”).

Actual bonus paid = Base Salary x Target Bonus x Actual Payout Multiplier

Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce each executive officer’s annual bonus payout below that which otherwise would be payable under the Bonus Formula.

Target Bonus
The target bonus is the target amount that a Participant is eligible to receive, stated as a percentage of base salary. For 2019, the Committee has established a target bonus amount for each Participant equal to a percentage of his or her 2019 base salary.

Achievement of Adjusted EBITDA and Annual Revenue Milestones
For 2019, no payments will be earned or made under this plan unless Green Dot's Adjusted EBITDA is at least equal to a threshold dollar amount established by the Committee and communicated to the Participant in connection herewith (“Earnings Milestone”). Once the Earnings Milestone is met or surpassed, the amount of the bonus, if any, is based on the Annual Revenue milestones set forth in the table below. The Committee has established a target dollar amount of Annual Revenue for 2019 (“Target Revenue”) and communicated it to the Participant in connection herewith.

No bonus shall be payable if Green Dot fails to achieve the threshold level of Annual Revenue set forth in the table below (i.e., Annual Revenue must equal 97.0% of Target Revenue). The table below summarizes the performance and payout curve.

Annual Revenue Milestones as a % of Target Revenue	Payout Multiplier
<97.0%	0%
97.0%	50%
98.5%	75%
100.00%	100%
100.9%	125%
102.5%	150%

As illustrated in the table above, Participants can achieve 100% of their target bonus amount under this Plan if Green Dot’s Annual Revenue is 100% of Target Revenue for 2019. The minimum bonus payable is 50% of a Participant’s target bonus upon Green Dot achieving 97.0% of Target Revenue, and the maximum bonus payable is 150% of a Participant’s target bonus upon Green Dot achieving 102.5% of Target Revenue. For example, a Participant with a $250,000 annual base salary and 65% target bonus for 2019 would receive a bonus of $162,500 if Green Dot achieved 100% of Target Revenue ($250,000 (base salary) x 65% target bonus (% of base salary) x 100% (Payout Multiplier).

"Adjusted EBITDA” means the amount of earnings before interest, income taxes, depreciation and amortization for the year ending December 31, 2019 reflected in Green Dot's consolidated statements of operations excluding (i) net interest income, (ii) income tax (benefit) expense, (iii) depreciation and amortization of property and equipment, (iv) employee stock-based compensation expense and related employer payroll taxes, (v) amortization of acquired intangibles, (vi) change in fair value of contingent consideration, (vii) transaction costs, (viii) impairment charges, (ix) extraordinary severance expenses, and (x) other income and expense that are not reflective of ongoing operating results. The items to be excluded for purposes of computing Adjusted EBITDA under clause (x) are subject to the review and approval of the Committee.

“Annual Revenue” means the amount of total operating revenue for the year ending December 31, 2019 reflected in Green Dot’s consolidated statements of operations less the impact of stock-based retailer incentive compensation expense and other non-recurring items. The Committee shall establish the Annual Revenue target and communicate it to Participants.

“Base Salary” means the base pay earned during the performance cycle, January 1, 2019 through December 31, 2019. It includes those items considered part of base salary, including retroactive pay, vacation pay, sick pay and holiday pay. It does not include any stock-based compensation earnings.

“Bonus Period” means the period of time from January 1, 2019 to December 31, 2019.

“Payout Multiplier” means the percentage set forth in the table above based on Green Dot’s achievement of Annual Revenue.

Recoupment
Subject to applicable law, the after-tax portion of any bonus paid to a Participant shall be subject to clawback or recoupment pursuant to the Company's Compensation Recovery Policy (the "Policy") or any other compensation clawback or recoupment policy that may be adopted by the Board of Directors (or its Compensation Committee) from time to time or required by law during the term of the Participant’s employment or other service with the Company that is applicable to executive officers or other service providers of the Company.

General
Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of Green Dot as an employee and employment with Green Dot is employment at-will, terminable by either party at any time for any reason.

The Plan shall be binding upon and inure to the benefit of Green Dot, its successors and assigns and, with respect to any earned but unpaid bonus, to the Participant and his or her heirs, executors, administrators and legal representatives. The Plan shall be construed in accordance with and governed by the laws of the State of California.

No amounts payable under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay bonus amounts shall at all times be an unfunded and unsecured obligation of Green Dot, and Green Dot shall not be required to incur indebtedness to fund any bonus amounts under the Plan unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Any questions regarding this Plan should be directed to Green Dot’s Compensation Committee of the Board of Directors.